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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         -------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the

                         Securities Exchange Act of 1934

                       ----------------------------------

       Date of Report (Date of earliest event reported): NOVEMBER 3, 1999

                                AEARO CORPORATION
               (Exact name of Registrant as specified in charter)

          DELAWARE                     0-26942                    13-3840450
(State or other jurisdiction   (Commission file number)         (IRS employer
      of incorporation)                                      identification no.)

               5457 WEST 79TH STREET, INDIANAPOLIS, INDIANA 46268
               (Address of principal executive offices) (Zip Code)

                                 (317) 692-6666
              (Registrant's telephone number, including area code)


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ITEM 5.  OTHER EVENTS.

         Acquisition of Norhammer Limited. On November 1, 1999, Aearo Corporation issued the following press release:

ACQUISITION POSITIONS AEARO COMPANY FOR GROWTH

INDIANAPOLIS (November 1, 1999) - Aearo Company today announced that it has acquired Ontario-based Norhammer Limited. The acquisition will enable Aearo to increase its share in the rapidly growing market for products that allow for communication in noisy environments.

Aearo, with sales of $292 million in 1998, is one of the world's leading suppliers of hearing protection, prescription and non-prescription safety eyewear, face protection, head protection, respiratory protection and first aid products. Its products are sold under the EAR(R), AOSafety(R) and Peltor(R) brand names and are used in manufacturing, construction, mining, transportation, public utilities industries, the military, and other potentially hazardous environments. Aearo is also the leading supplier of personal protective equipment to the rapidly growing consumer market. Aearo has nine manufacturing locations worldwide and are all ISO 9000 certified, as is the automated distribution center in Indianapolis.

Norhammer, based in Ontario, Canada, is the market leader in the earmuff and communication headset segments in Canada and has been in operation for more than two decades. It has been the exclusive distributor of Aearo's Peltor(R)-brand products in Canada and had annual sales of Canadian $6.2 million in its last fiscal year. The incremental impact of this acquisition on Aearo's sales for that same time period would have been somewhat less due to the distributor relationship that has existed between the two companies. Peltor(R) earmuffs and communication headsets, manufactured in Sweden and distributed around the world, are known for excellence in design, comfort and noise reduction.

Norhammer specializes in adapting Peltor(R) products for the US and Canada, by linking these products to two-way radios (made by such companies as Motorola and Ericsson) and cell phones (made by such companies as Nokia and Motorola). It then provides after-sales service.

"Norhammer brings product development, technical selling, and after-sales service capabilities to Aearo that will benefit our customers in the active hearing protection market and position us to grow in this business in North America," said Michael McLain, president and chief executive officer of Aearo Company. "This acquisition will create Norhammer Peltor Ltd., a wholly-owned subsidiary with headquarters in Gravenhurst, Canada. It will conduct its business as Peltor Communications."


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James D. Hall, Aearo's chief marketing officer and vice president of marketing for North America, will lead this new effort. Norhammer's employees will become employees of Aearo Canada Ltd. Rudi Pavlik, a partner in Norhammer, will become general manager of Norhammer Peltor. Mike Cimino has been named director of operations and Fredrik Lindgren, Ph.D., has been named director of sales and marketing.

"Peltor Communications will give Aearo direct and immediate access to the two-way radio channel," said Hall. "Norhammer has long-standing relationships with radio dealers in Canada, including an agreement with Motorola. As this segment continues to grow, we will be well-positioned to serve customers in North America with products that give people the ability to effectively communicate in noisy environments."

The terms of the acquisition were not disclosed.


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                                   SIGNATURES

           Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: November 3, 1999              AEARO CORPORATION

                                    By: /s/ Bryan J. Carey
                                        ----------------------------------------
                                        Bryan J. Carey
                                        Vice President, Chief Financial Officer,
                                        Treasurer and Assistant Secretary